Exhibit 99.01
[LEXAR LETTERHEAD]
May 10, 2006
Mark Adams
c/o Lexar Media, Inc.
47300 Bayside Parkway
Fremont, CA 94538
Dear Mark:
          This letter amends the offer letter between you and Lexar Media, Inc. (“Lexar”) dated December 14, 2005 (the “Letter”). We have agreed to the following amendment to the Letter as set forth below:
          Section 7 of the Letter will be amended and restated in its entirety as follows:
          “7. Employment Relationship: Your employment with Lexar shall be AT WILL, meaning that either party may terminate the employment relationship at any time and for any reason. However, in the event that Lexar terminates your employment other than for cause, you will be entitled to receive up to nine (9) months of your annual salary compensation, in the form of continuing bi-weekly payments, payable for up to nine (9) months or until you commence new full-time employment, whichever comes first. For the purposes of this offer letter, termination as referenced in this Section 7 includes if Lexar changes your job scope such that you no longer have significant engineering, operations, marketing, and sales personnel reporting to you consistent with your current responsibilities as of the date of this letter. For you to receive the termination benefits as described in this Section 7 you must have first ceased employment with Lexar.”
          Please indicate your agreement to this amendment to the Letter by signing below.

Sincerely,
By:	/s/ Eric B. Stang
Eric B. Stang
Chairman, President, and CEO

I accept the terms of this amendment to the Letter.

/s/ Mark Adams	May 10, 2006

Mark Adams	Date